$95,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

MUZAK HOLDINGS LLC,

as Parent Guarantor,

MUZAK LLC,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Joint Bookrunners,

LEHMAN COMMERCIAL PAPER INC., FLEET NATIONAL BANK

and GECC CAPITAL MARKETS GROUP, INC.,

as Co-Syndication Agents,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent and Collateral Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of May 10, 2004

-i-

-ii-

-iii-

SECTION 11.	MISCELLANEOUS	101

11.1.	Amendments and Waivers	101
11.2.	Notices	102
11.3.	No Waiver; Cumulative Remedies	105
11.4.	Survival of Representations and Warranties	105
11.5.	Payment of Expenses and Taxes	105
11.6.	Successors and Assigns; Participations and Assignments	106
11.7.	Adjustments; Set-off	110
11.8.	Counterparts	111
11.9.	Severability	111
11.10.	Integration	111
11.11.	GOVERNING LAW	112
11.12.	Submission to Jurisdiction; Waivers	112
11.13.	Acknowledgments	112
11.14.	Releases of Guarantees and Liens	113
11.15.	Confidentiality	113
11.16.	WAIVERS OF JURY TRIAL	114
11.17.	Delivery of Addenda	114
11.18.	Agreement Currency	114
11.19.	Usury Savings Clause	114

ANNEX:
A	Pricing Grid

SCHEDULES: [1]
1.1	Mortgaged Property
1.1(a)	Fee and Leasehold Property
3.5(c)	Existing Letters of Credit
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.9	Intellectual Property
5.12	Labor Matters
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions

[1]	This Agreement does not contemplate any changes to the Schedules that were delivered on the Original Closing Date.

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5.19(b)	Mortgage Filing Jurisdictions
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens
8.8(e)	Existing Investments

EXHIBITS:
A	Form of Amended and Restated Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage Amendment
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Kirkland & Ellis
G	Form of Exemption Certificate
H-1	Form of Term B-1 Note
H-2	Form of Term B-2 Note
H-3	Form of Revolving Note
I	Form of Addendum
J	Form of Permitted Sponsor Subordinated Debt Agreement
K	Form of Solvency Certificate
L-1	Form of Term Borrowing Notice
L-2	Form of Revolving Borrowing Notice
M	Form of Conversion Notice
N	Form of Perfection Certificate
O	Form of Permitted Use Certificate

-v-

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 10, 2004, among MUZAK LLC, a Delaware limited liability company (the “Borrower”), MUZAK HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the “Joint Lead Arrangers”), LEHMAN COMMERCIAL PAPER INC., FLEET NATIONAL BANK and GECC CAPITAL MARKETS GROUP, INC., as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the “Co-Syndication Agents”), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the “Documentation Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent (together with its successors and assigns, in such capacity, the “Collateral Agent”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, Holdings, the Lenders, the Joint Lead Arrangers, the Co-Syndication Agents (other than GECC Capital Markets Group, Inc.), the Documentation Agent and the Administrative Agent originally entered into that certain Credit Agreement dated as of May 20, 2003 (the “Original Closing Date”), as amended by the Waiver and Consent, dated December 30, 2003, the Waiver and Consent, dated as of February 25, 2004, the First Amendment and Waiver, dated as of March 9, 2004, the Consent, dated December 30, 2003, the Waiver and Consent, dated as of March 10, 2004 (the “Consent”) and the Acknowledgement, dated as of March 26, 2004 (as so amended, the “Original Credit Agreement”);

WHEREAS, the Consent provides for, among other things, the Term Loans (as defined below), the proceeds of which shall be used to refinance all or a portion of the Holdings Notes (the “Refinancing Transaction”) as set forth in Section 5.16 hereof;

WHEREAS, the Borrower, Holdings, the Lenders, the Administrative Agent and the Collateral Agent are entering into this Agreement in order to amend and restate the Original Credit Agreement to reflect all prior amendments and consents and such other changes to the Original Credit Agreement as evidenced hereby;

WHEREAS, the Borrower, Holdings, the Lenders, the Administrative Agent and the Collateral Agent intend that (a) except as expressly stated herein, all obligations under the Original Credit Agreement of the parties shall continue to exist under and be evidenced by this Agreement and the Loan Documents and (b) except as expressly stated herein or amended hereby, the Original Credit Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations; and

WHEREAS, upon the execution and delivery by the parties hereto of this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 6.1.B, (a) this Agreement shall be deemed to amend, restate and supersede the Original Credit Agreement, except that the grants of security interests, mortgages and Liens under and pursuant to the Loan Documents shall continue unaltered by this Agreement; (b) all Obligations (including all indemnities) under the Original Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Original Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document (other than the Original Credit Agreement); and (c) all references to the Original Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof;

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition Subsidiary”: an Included Subsidiary that is either acquired in or formed simultaneously and in connection with, a Permitted Acquisition.

“Addendum”: an instrument, substantially in the form of Exhibit I, by which a Lender became a party to this Agreement as of the Original Closing Date or becomes a party to this Agreement as of the Closing Date.

“Additional Related Agreements”: collectively, the following: (i) any agreements relating to Permitted Seller Debt and (ii) any agreements relating to Holdings Preferred Stock.

“Additional Senior Notes”: additional Senior Notes of the Borrower and Muzak Finance to be issued pursuant to the Senior Notes Indenture.

“Additional Senior Subordinated Notes”: additional Senior Subordinated Notes of the Borrower and Muzak Finance to be issued pursuant to the Senior Subordinated Notes Indenture.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affected Facility”: as defined in Section 11.1.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents, the Documentation Agent, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Original Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble to this Agreement.

“Agreement Currency”: as defined in Section 11.18.

“Amended and Restated Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of May 20, 2003, as amended and restated as of the date hereof, in substantially the form of Exhibit A.

“Amended and Restated Loan Documents”: this Agreement, the Notes, the Amended and Restated Guarantee and Collateral Agreement and any Security Documents.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans	4.00%	2.75%
Term Loans	3.50%	2.50%

; provided that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring upon receipt of the Borrower’s financial statements for the two full fiscal quarters of the Borrower completed after the Original Closing Date, the Applicable Margin with respect to Revolving Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (f), (g) or (i) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 11.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market. With respect to any Letter of Credit denominated in Yen, the term Business Day shall also exclude any day which is a legal holiday under the laws of Japan or is a day on which banking institutions located in Japan are authorized or required by law or other governmental action to close.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Included Subsidiaries for the acquisition of fixed assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Included Subsidiaries; provided, however, that “Capital Expenditures” shall exclude Capitalized Sales Commissions and expenditures for intangible assets and capital leases.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock/Insurance Proceeds”: (a) 100% of the aggregate net cash proceeds received by Holdings from the issuance or sale after the Original Closing Date of Capital Stock, other than Disqualified Capital Stock or Capital Stock of Holdings issued to any Subsidiary of Holdings, of Holdings or any Indebtedness or other securities of Holdings issued after the Original Closing Date convertible into or exercisable or exchangeable for Capital Stock, other than Disqualified Capital Stock, of Holdings which have been so converted, exercised or exchanged, as the case may be; (b) without duplication of any amounts included in clause (a) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Holdings after the Original Closing Date from any equity contribution from a holder of the Holdings’ Capital Stock (other than in respect of Disqualified Capital Stock); and (c) any cash proceeds received from “key-man” life insurance policies which are used to make such redemptions or repurchases.

“Capitalized Sales Commissions”: as to any Person, the aggregate of all sales commissions and bonuses paid by such Person and its Subsidiaries in connection with subscriber contracts to the extent actually capitalized on the balance sheet of such Person.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which have at least 95% of their assets continuously invested in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000.

“CCTV Sale”: the sale of all of the Borrower’s assets related to its closed circuit television business as previously identified to the Required Lenders pursuant to that certain Waiver and Consent to the Original Credit Agreement, dated as of February 25, 2004.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1.B shall have been satisfied (or waived), which date is May 10, 2004.

“Co-Syndication Agents”: as defined in the preamble to this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum; provided that, on and after the first Adjustment Date occurring after the receipt of the Borrower’s financial statements for the two full fiscal quarters of the Borrower completed after the Original Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate of one or more Loan Parties duly executed on its or their behalf by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consent”: as defined in the recitals to this Agreement.

“Consolidated Cash Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Included Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Included Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates, in each case, to the extent paid in cash during such period), but excluding cash interest expense paid on the Permitted Sponsor Subordinated Debt at the time of redemption or repayment of the principal of such Permitted Sponsor Subordinated Debt.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance or appreciation of capital stock, options to purchase capital stock and capital stock appreciation rights to the management of such Person and its Included Subsidiaries, (g) any other non-ordinary course non-cash charges, non-cash expenses or non-cash losses of such Person or any of its Included Subsidiaries for such period; provided, however, that cash payments in respect of such non-ordinary course non-cash charges, expenses or losses made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (h) Deferred Management Fees; provided, however, that cash payments made in such period or in any future period in respect of such Deferred Management Fees shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such Deferred Management Fees are paid; provided, further, that cash payments made from and after the Original Closing Date in respect of any Pre-Closing Deferred Management Fees shall not be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in any period, (i) amounts paid by the Borrower in respect of license fees, interest thereon and any related penalties paid or (to the extent that such amounts were expensed by the Borrower in such period) to be paid by the Borrower in settlement of claims for past license fee calculations for prior periods to copyright holders, performing rights organizations and/or licensing collectives and associations, and accruals therefor, provided that the aggregate amounts so included pursuant to this clause (i) shall not exceed $5,000,000 from the Original Closing Date, and (j) to the extent applicable to the period for which Consolidated EBITDA is being calculated, $900,000, which represents the impact of lost revenue and expenses incurred by the Borrower and its Subsidiaries during the fiscal quarter ended December 31, 2003 as a direct result of the outage of the Telstar 4 satellite in September 2003; minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period. For purposes of calculating the Consolidated Fixed Charge Ratio, each of Consolidated EBITDA and Consolidated Fixed Charges shall be calculated on a Pro Forma Basis.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) any provision for current taxes based on the income of the Borrower and its Included Subsidiaries and payable in cash during such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Included Subsidiaries, (d) Capital Expenditures of the Borrower and its Included Subsidiaries for such period and (e) Restricted Payments (other than Restricted Payments made pursuant to Sections 8.6(f) (to the extent such expenses are deducted in calculating Consolidated Net Income of the Borrower), (h), (j), (l), (n), (o) and (p)) to the extent payable in cash during such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period. For purposes of calculating the Consolidated Interest Coverage Ratio, each of Consolidated EBITDA and Consolidated Cash Interest Expense shall be calculated on a Pro Forma Basis.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) (y) Consolidated Total Debt on such day less (z) cash and Cash Equivalents on hand to the extent exceeding $5,000,000 on such day to (b) the product of (y) Consolidated EBITDA for the fiscal quarter ended on such day and (z) four (4). For purposes of calculating the Consolidated Leverage Ratio, each of Consolidated Total Debt and Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Net Income”: for any Person for any period, the consolidated net income (or loss) of such Person and its Included Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes an Included Subsidiary of such Person or is merged into or consolidated with such Person or any of its Included Subsidiaries, (b) the income (or deficit) of any Person (other than an Included Subsidiary of such Person) in which such Person or any of its Included Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Included Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Included Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Included Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Included Subsidiary.

“Consolidated Senior Debt”: all Consolidated Total Debt other than Subordinated Indebtedness.

“Consolidated Senior Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) the product of (x) Consolidated EBITDA for the fiscal quarter ended on such day and (y) four (4). For purposes of calculating the Consolidated Senior Leverage Ratio, each of Consolidated Senior Debt and Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Included Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding (a) any Permitted Sponsor Subordinated Debt and (b) Deferred Management Fees.

“Continuing Managers”: the managers of Holdings on the Original Closing Date, after giving effect to the other transactions contemplated hereby, and each other manager, if, in each case, such other manager’s nomination for election to the board of managers of Holdings is recommended by at least 66-2/3% of the then Continuing Managers or such other manager receives the vote of the Permitted Investors in his or her election by the members of Holdings.

“Contractual Obligation”: as to any Person, any provision of any written agreement, written instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deferred Consideration”: any amount of consideration with respect to the CCTV Sale that has been deferred in accordance with the definitive documentation regarding the CCTV Sale.

“Deferred Management Fees”: as defined in Section 8.6(h).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock of a Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Loans.

“Documentation Agent”: as defined in the preamble to this Agreement.

“Dollar Equivalent”: at any date of determination thereof with respect to the face amount of any Letter of Credit issued in Yen or the obligation to reimburse any amounts drawn under (or other amounts owing with respect to) any such Letter of Credit in Yen, an amount in Dollars equivalent to such face amount or the amount so drawn or owing, as applicable, calculated at the rate of exchange quoted by Fleet National Bank two Business Days prior to such date of determination (at the hour on such date at which it customarily makes such determination) to prime banks in the interbank market where its foreign currency exchange operations in respect of Yen are then being conducted for the spot purchase of Yen with Dollars.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Electro”: Electro-Systems Corporation, a Florida corporation.

“Employment Agreement”: the Amended and Restated Employment Agreement dated as of March 16, 2001 between the Borrower and William A. Boyd, as amended, supplemented, modified, revised or replaced from time to time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Capital”: capital that was contributed to the Borrower by Holdings in the form of cash or property in exchange for common membership interests, or additional paid-in capital to, in the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest

Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Existing Credit Facility”: the Credit and Guaranty Agreement, dated as of March 18, 1999, among the Borrower, Holdings, certain subsidiaries of the Borrower, Goldman Sachs Credit Partners L.P., Canadian Imperial Bank of Commerce and CIBC Oppenheimer Corp. (“CIBC”), as amended.

“Existing Letters of Credit”: as defined in Section 3.5(c).

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Fair Saleable Balance Sheet”: the balance sheet of Holdings and Borrower on a consolidated basis as of March 31, 2004 adjusted as follows: (a) giving pro forma effect to the Refinancing Transaction and (b) reflecting the assets of Holdings and the Borrower on a consolidated basis at their fair saleable value on a going concern basis and the liabilities of Holdings and the Borrower, including all contingent liabilities stated at the reasonably estimated present values thereof, in each case as determined in good faith by Holdings.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign L/C Sublimit”: the lesser of (i) $1,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Foreign L/C Usage”: at any date of determination, the sum of (i) the maximum aggregate amount in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 3.5(d)) which is, or at any time thereafter may become, available for drawing under all Letters of Credit denominated in Yen then outstanding, and (ii) the aggregate amount in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 3.5(d)) of all drawings under Letters of Credit denominated in Yen honored by the Issuing Lender and not theretofore reimbursed by or on behalf of the Borrower.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1 (and any calculations required for the purposes of the Pricing Grid set forth on Annex A hereto), GAAP shall be determined on the basis of such principles in effect on the Original Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Original Closing Date by and among Holdings, the Borrower and each Subsidiary Guarantor.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate”: the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings”: as defined in the preamble to this Agreement.

“Holdings LLC Agreement”: the Fourth Amended and Restated Limited Liability Company Agreement of Holdings dated as of March 15, 2002, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 8.17.

“Holdings Note Documents”: (a) the Holdings Note Indenture, (b) the Holdings Notes, (c) the purchase agreement dated as of March 12, 1999, by and among Holdings, Muzak Holdings Finance, CIBC and Goldman, Sachs & Co. (“GSC”), and (d) the registration rights agreement dated as of March 18, 1999 by and among Holdings, Muzak Holdings Finance, CIBC and GSC.

“Holdings Note Indenture”: the Indenture dated as of March 18, 1999, by and among Holdings and Muzak Holdings Finance, as issuers, and State Street Bank and Trust Co., as trustee.

“Holdings Notes”: the $75,000,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2010 of Holdings and Muzak Holdings Finance issued pursuant to the Holdings Note Indenture.

“Holdings Preferred Stock”: Preferred Stock of Holdings which satisfies the requirements set forth in Section 8.2(o).

“Included Subsidiary”: each Subsidiary of the Borrower other than Electro for so long as Electro has outstanding any Indebtedness which prohibits the guarantee of the Loans by Electro.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than trade payables and contingent obligations for the acquisition of inventory and fixed assets, in each case, incurred in the ordinary course of such Person’s business), (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Term B-1 Lender”: General Electric Capital Corporation or any of its Affiliates.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent with a copy to the Collateral Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment Securities Purchase Agreement”: the Investment Securities Purchase Agreement dated as of October 6, 1998, among Holdings, ABRY Broadcast Partners III, L.P., Joseph Koff and David Unger, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 8.17.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: (a) Fleet National Bank, in its capacity as issuer of any Letter of Credit hereunder, together with its permitted successors and assigns, and (b) any other Revolving Lender appointed by the Borrower and the Administrative Agent, with the consent of such Revolving Lender, in its capacity as issuer of Letters of Credit hereunder. Unless otherwise specified herein, “Issuing Lender” shall be used as a collective reference to each Issuing Lender specified in clauses (a) and (b) above or to any one Issuing Lender, as the context requires.

“Joint Lead Arrangers”: as defined in the preamble to this Agreement.

“L/C Commitment”: $10,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount in Dollars and in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 3.5(d)) of the then outstanding Letters of Credit and (b) the aggregate amount in Dollars and in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 3.5(d)) of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Counterparty”: each Lender or any Affiliate thereof that is a counterparty to a Specified Hedge Agreement.

“Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.5(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) and, in the case of any investment property or deposit account, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property or deposit account.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: (i) the Original Credit Agreement, the Security Documents and the Notes and (ii) the Amended and Restated Loan Documents.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders” with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Agreement”: the Amended and Restated Management and Consulting Services Agreement dated as of a date on March 18, 1999 between ABRY Partners LLC (as successor to ABRY Partners, Inc.) and the Borrower, as amended, restated, modified or supplemented from time to time to the extent permitted under Section 8.17.

“Management Fees”: management fees payable by the Borrower to ABRY Partners LLC pursuant to the Management Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Members Agreement”: the Second Amended and Restated Members Agreement dated as of the October 18, 2000 among Holdings, CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Joseph Koff and David Unger, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 8.17.

“Minimum Condition”: General Electric Capital Corporation and/or its Affiliates collectively hold at least $20,000,000 in the aggregate of the sum of (x) the unpaid principal amount of the Term Loans then outstanding and (y) the Total Revolving Commitments then in effect, or if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages, together with all other real property with respect to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to a Mortgage executed and delivered pursuant to Section 7.11.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent (or the Administrative Agent if delivered in connection with the Original Credit Agreement) for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable in the reasonable discretion of the Collateral Agent to comply with the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as may be amended or amended and restated as of the Closing Date to give effect to the Refinancing Transaction.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Muzak Finance”: Muzak Finance Corp., a Delaware corporation.

“Muzak Heart & Soul”: Muzak Heart & Soul Foundation, a Washington nonprofit corporation.

“Muzak Holdings Finance”: Muzak Holdings Finance Corp., a Delaware corporation.

“Muzak LLC Agreement”: the Amended and Restated Limited Liability Company Agreement of the Borrower dated as of March 18, 1999, as amended by the First Amendment dated as of October 26, 1999, as it may be further amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 8.17.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including interest, premiums and penalties payable in accordance with the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes and related tax distributions paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Included Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Original Closing Date”: as defined in the recitals to this Agreement.

“Original Credit Agreement”: as defined in the recitals to this Agreement.

“Other Senior Subordinated Notes”: any senior subordinated notes that shall (i) not be on financial and other terms that are more onerous than the Senior Subordinated Notes and shall not have defaults, rights or remedies more burdensome to the obligor than the Senior Subordinated Notes as determined by the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) in their reasonable discretion, (ii) not have a stated maturity or weighted average life that is shorter than the Senior Subordinated Notes, (iii) be at least as subordinate to the Obligations as the Senior Subordinated Notes, (iv) be issued by the Borrower and Muzak Finance and (v) otherwise be on terms and conditions reasonably acceptable to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(c).

“Payment Currency”: as defined in Section 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”: a certificate in the form of Exhibit N to this Agreement.

“Permitted Acquisition”: any acquisition by the Borrower or any of its Wholly Owned Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or a division of, any Person; provided that:

(i) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Requirements of Law;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or any of its Wholly Owned Subsidiary Guarantors, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 7.9(c);

(iv) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 8.1, both immediately before and after giving effect to such acquisition on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2;

(v) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) (a) at least five Business Days prior to such proposed acquisition a draft certificate in the form of a Compliance Certificate and (b) on the date of such acquisition a certificate in the form of a Compliance Certificate, in each case evidencing such compliance with such Section, together with all relevant financial information for such acquired assets, including, without limitation, the aggregate consideration for such acquisition, the Consolidated EBITDA for each acquired entity and the information required pursuant to Section 8.1, if relevant, and such Compliance Certificate and the contents thereof shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied); and

(vi) any Person or assets or division as acquired in accordance herewith shall be in primarily the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Original Closing Date.

“Permitted Investors”: the collective reference to the Sponsors and their respective Control Investment Affiliates.

“Permitted Refinancing”: with respect to any Indebtedness, any refinancing thereof; provided, however, that (x) no Default shall have occurred and be continuing or would arise therefrom, (y) any such refinancing Indebtedness shall (I) not be on financial and other terms that are more onerous than the Indebtedness being refinanced and shall not have defaults, rights or remedies more burdensome to the obligor than the Indebtedness being refinanced as determined by the Administrative Agent, in its reasonable discretion, and in consultation with the Collateral Agent, (II) not have a stated maturity or weighted average life that is shorter than the Indebtedness being refinanced, (III) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) as determined by the Administrative Agent, in consultation with the Collateral Agent, provided that (x) the Borrower may issue Additional Senior Subordinated Notes and/or Other Senior Subordinated Notes (and Holdings and the Subsidiary Guarantors may incur Guarantee Obligations in respect thereof) to refinance all or any portion of the principal amount of the Holdings Notes if the Borrower shall be in compliance with the covenants contained in Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 and (y) the Borrower may issue Additional Senior Notes (and Holdings and the Subsidiary Guarantors may incur Guarantee Obligations in respect thereof) to refinance all or any portion of the principal amount of the Senior Subordinated Notes and/or the Holdings Notes if the Borrower shall be in compliance with the covenants contained in Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 and the Consolidated Senior Leverage Ratio of the Borrower determined on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 would have been less than 2.75 to 1.00, and (IV) be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with refinancing pursuant to the terms of the Indebtedness being refinanced and (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of any obligor thereunder incurred in connection with such refinancing, and (z) except to the extent permitted by the proviso to clause (y)(III) above, the sole obligor on such refinancing Indebtedness shall be the original obligor on such Indebtedness being refinanced (with any guarantor on the Indebtedness being refinanced permitted to guarantee the refinancing Indebtedness).

“Permitted Repurchases of Holdings Notes”: as defined in Section 8.6(o).

“Permitted Secured Seller Note”: a promissory note that evidences secured Permitted Seller Debt in form and substance satisfactory to the Administrative Agent, in consultation with the Collateral Agent.

“Permitted Seller Debt”: Indebtedness that (i) is issued by the Borrower or any Included Subsidiary to a seller as part of the consideration for a Permitted Acquisition and (ii) satisfies the requirements set forth in Section 8.2(n).

“Permitted Seller Debt Lien”: a Lien securing Permitted Seller Debt that (i) may be a first priority Lien, (ii) is incurred by an Acquisition Subsidiary and (iii) satisfies the requirements set forth in Section 8.3(j).

“Permitted Seller Notes”: Permitted Secured Seller Notes and Permitted Unsecured Seller Notes.

“Permitted Sponsor Subordinated Debt”: subordinated unsecured loans from one or more Permitted Investors and/or CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Banc America Capital Investors I, L.P., New York Life Capital Partners, L.P., AMFM Systems, Inc. and The Northwestern Mutual Life Insurance Company to Holdings or the Borrower, provided (i) prior to the payment in full in cash of all of the Obligations, no payment in respect of the principal of or interest on such loans shall be required or made (unless otherwise approved by the Required Lenders or permitted pursuant to Section 8.6(l)), (ii) no such loan shall mature earlier than May 20, 2009, (iii) if such loans are to Holdings, the net proceeds thereof shall either be contributed as Equity Capital to the Borrower or loaned to the Borrower on the terms described in clauses (i), (ii) and (iv) hereof (and any such loan to the Borrower from Holdings shall constitute “Permitted Sponsor Subordinated Debt”) and (iv) each such loan shall be made pursuant to (a) a Permitted Sponsor Debt Agreement that is reasonably acceptable to the Administrative Agent, in consultation with the Collateral Agent, and substantially in the form of Exhibit J or otherwise reasonably acceptable to the Administrative Agent, in consultation with the Collateral Agent or (b) another form of Permitted Sponsor Debt Agreement that provides that each such loan is subordinated to all of the Obligations on terms and conditions reasonably acceptable to the Required Lenders.

“Permitted Sponsor Subordinated Debt Agreement”: any loan agreement between one or more Permitted Investors, CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Banc America Capital Investors I, L.P., New York Life Capital Partners, L.P., AMFM Systems, Inc. and The Northwestern Mutual Life Insurance Company, on the one hand, and Holdings or the Borrower, on the other hand, as applicable, evidencing the Permitted Sponsor

Subordinated Debt, and shall include any promissory note that is substantially in the form of Exhibit J hereto.

“Permitted Unsecured Seller Note”: a promissory note that evidences unsecured Permitted Seller Debt in form and substance satisfactory to the Administrative Agent, in consultation with the Collateral Agent.

“Permitted Use”: as defined in Section 5.16.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan (other than a Multiemployer Plan) that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pre-Closing Deferred Management Fees”: an aggregate amount not in excess of $1,800,000 in unpaid Management Fees and out-of-pocket expenses accrued up to and including the Original Closing Date.

“Preferred Stock”: any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Premium Cap”: as defined in Section 5.16.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Pro Forma Basis”: with respect to determining compliance with the Consolidated Fixed Charge Coverage Ratio, Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio or Consolidated Senior Leverage Ratio as at any date or for any period under this Agreement, each such ratio and the financial definitions used in determining such ratios shall be calculated after giving effect on a pro forma basis to:

(a) the incurrence or repayment of any Indebtedness of such Person or any of its Included Subsidiaries and the application of the proceeds thereof giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, other than the incurrence or repayment of Loans under this Agreement, occurring on or prior to the end of the applicable quarterly fiscal period in the case of the determination of compliance with Sections 8.1, 6.2(c) and 7.2 of this Agreement and Annex A and in the case of any determination under this Agreement for the purposes of the definition of Permitted Refinancing, Sections 8.2(f), 8.2(n), 8.6(j), 8.6(l) and 8.8(j), occurring on or prior to the date of the consummation of the event giving rise to the requirement to calculate such ratio, in each case, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be, and the application of the proceeds thereof occurred on the first day of the period for which such ratio is being calculated (the “reference period”), provided all the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) in all respects; and

(b) any asset sales or asset acquisitions occurring on or prior to the end of the applicable quarterly fiscal period in the case of the determination of compliance with Section 8.1 of this Agreement and in the case of any other determination under this Agreement, occurring on or prior to the date of the consummation of the event giving rise to the requirement to calculate such ratio, in each case, as if such asset sale or asset acquisition occurred on the first day of the reference period as follows:

(x) with respect to asset sales, the Consolidated EBITDA attributable to the assets which are the subject of asset sales that occurred will be excluded; and

(y) with respect to asset acquisitions, the Consolidated EBITDA attributable to the assets which are the subject of the applicable asset acquisition will be included and the Borrower may take into account the projected, quantifiable cost reductions expected to be realized and non-recurring costs and expenses, in each case, in connection with such asset acquisition and as a result of, in the case of cost reductions, an established program of cost reductions adopted in good faith by the board of managers of the Borrower, provided all the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) in all respects.

For purposes of the foregoing, cost reductions and non-recurring costs and expenses, in each case, will be calculated on a pro forma basis as if such cost reductions and non-recurring costs and expenses, in each case, had been implemented at the beginning of such applicable reference period. Furthermore, in determining compliance with such ratio amounts:

(i) interest on outstanding Indebtedness (other than the Loans under this Agreement) determined on a fluctuating basis as of the date giving rise to the requirement to calculate such ratio and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date; and

(ii) if interest on any Indebtedness (other than the Loans under this Agreement) actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date will be deemed to have been in effect during the entire reference period.

“Proceeds Collateral Account”: the collateral account established pursuant to Section 7.1 of the Amended and Restated Guarantee and Collateral Agreement.

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinancing Transaction”: as defined in the recitals to this Agreement.

“Register”: as defined in Section 11.6(b)(iv).

“Registration Agreement”: the Second Amended and Restated Registration Agreement dated as of October 18, 2000 among Holdings, MEM Holdings, LLC, Joseph Koff, David Unger, Music Holdings Corp. and AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended, supplemented or otherwise modified from time to time to the extent permitted under Section 8.17.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.9 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed on the Borrower’s behalf by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to acquire fixed or capital assets useful in its business or a Recovery Event to repair or replace the assets which were the subject of such Recovery Event, as applicable.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire fixed or capital assets useful in the Borrower’s business or repair or replace the assets which were the subject of the relevant Recovery Event, as applicable.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s business or repair or replace the assets which were the subject of the relevant Recovery Event, as applicable, with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Agreements”: (a) the Holdings Note Documents, (b) any Permitted Sponsor Subordinated Debt Agreements, (c) any Permitted Seller Notes, (d) any Holdings Preferred Stock, (e) the Muzak LLC Agreement, (f) the Holdings LLC Agreement, (g) the Management Agreement, (h) the Employment Agreement, (i) the Members Agreement, (j) the Investment Securities Purchase Agreements, (k) the Securityholders Agreement, (l) the Registration Agreement and (m) the Securities Repurchase Agreements.

“Remaining Proceeds”: as defined in Section 4.2(d).

“Remaining Proceeds Repayment Date”: as defined in Section 4.2(d).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .24, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time (a) until the Closing Date, the holders of more than 50% of the Commitments then in effect and (b) thereafter, the (i) holders of more than 50% of the sum of (x) the aggregate unpaid principal amount of the Term Loans then outstanding and (y) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief operating officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments on the Original Closing Date was $60,000,000.

“Revolving Commitment Period”: the period from and including the Original Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: May 20, 2008.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Agents, the Lenders and the Lender Counterparties.

“Securities Repurchase Agreements”: the Securities Repurchase Agreements, dated as of October 6, 1998, among Holdings and MEM Holdings, LLC, on the one hand, and each of Joseph Koff, David Unger and other management members, on the other hand, in each case, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 8.17.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Amended and Restated Guarantee and Collateral Agreement, (c) the Mortgages and (d) all other security documents delivered to the Administrative Agent (as of the Original Closing Date) or the Collateral Agent (as of the Closing Date) granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, in the case of clauses (c) and (d), as may be amended or amended and restated as of the Closing Date in connection with this Agreement to give effect to the Refinancing Transaction.

“Securityholders Agreement”: the Second Amended and Restated Securityholders Agreement dated as of March 15, 2002 among Holdings, MEM Holdings, LLC and AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 8.17.

“Senior Note Documents”: (a) the Senior Note Indenture, (b) the Senior Notes, (c) the Purchase Agreement dated as of May 20, 2003, by and among the Borrower, Muzak Finance, the guarantors named therein, Bear, Stearns & Co. Inc. (“Bear”) and Lehman Brothers Inc. (“Lehman”), and (d) the Registration Rights Agreement dated as of May 20, 2003 by and among the Borrower, Muzak Finance, the guarantors named therein, Bear and Lehman.

“Senior Note Indenture”: the Indenture to be entered into by the Borrower and Muzak Finance and the guarantors named therein in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower and Muzak Finance and such subsidiary guarantors in connection therewith.

“Senior Notes”: the $220,000,000 Senior Notes due 2009 of the Borrower and Muzak Finance issued on the Original Closing Date pursuant to the Senior Note Indenture.

“Senior Subordinated Note Documents”: (a) the Senior Subordinated Notes, (b) the Senior Subordinated Note Indenture, (c) the purchase agreement dated as of March 12, 1999, by and among the Borrower, Muzak Finance, the guarantors named therein, CIBC and

GSC, and (d) the registration rights agreement dated as of March 18, 1999 by and among the Borrower, Muzak Finance, the guarantors named therein, CIBC and GSC.

“Senior Subordinated Note Indenture”: the Indenture dated as of March 18, 1999, by and among the Borrower and Muzak Finance, as issuers, and the guarantors named therein, and State Street Bank and Trust Co., as trustee.

“Senior Subordinated Notes”: the $115,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2009 of the Borrower and Muzak Finance issued pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Holdings Note Indenture, the Senior Subordinated Note Indenture, the Senior Note Indenture or any Holdings Preferred Stock.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied), as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Amended and Restated Guarantee and Collateral Agreement.

“Sponsor Note”: that certain $10,000,000 aggregate principal amount 15% junior subordinated note of the Borrower due and payable to MEM Holdings, LLC (plus approximately $1,900,000 of accrued interest as of the Original Closing Date).

“Sponsors”: (a) ABRY Broadcast Partners II, L.P., (b) ABRY Broadcast Partners III, L.P. and (c) MEM Holdings, LLC.

“Subordinated Indebtedness”: (a) Indebtedness of any Loan Party under the Senior Subordinated Note Documents, (b) Indebtedness of any Loan Party under any Permitted Sponsor Subordinated Debt Agreement, (c) Indebtedness of any Loan Party constituting unsecured Permitted Seller Debt, and (d) Indebtedness of any Loan Party under any other subordinated Indebtedness of any type.

“Subordinated Indenture”: the Indenture pursuant to which any Subordinated Indebtedness is issued.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided that for the purposes of this Agreement, Muzak Heart & Soul shall not constitute a “Subsidiary.” Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Included Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and Muzak Finance.

“Supermajority Lenders”: at any time, the holders of more than 66 2/3% of (a) until the Original Closing Date, the Revolving Commitments then in effect and (b) thereafter, the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Tax Distributions”: distributions by the Borrower to Holdings as its sole member and by Holdings to each of its members in respect of the tax liabilities of such members arising out of such members’ ownership interests in the Borrower or Holdings, as applicable, provided that, the amount of Tax Distributions in respect of any fiscal year to which each such member shall be entitled shall be such that, in the aggregate for such fiscal year and for all prior fiscal years, such member has received an amount equal to the product of (i) the amount of taxable income allocated to such member for such fiscal year and for all prior fiscal years, reduced by the amount of taxable losses allocated to such member for such fiscal year and for all prior fiscal years, and (ii) the effective maximum combined marginal federal and Massachusetts state income tax rates (after giving effect to any federal income tax deduction for such state income taxes) applicable to taxpayers resident in Massachusetts in respect of income recognized during such fiscal year.

“Term B-1 Commitment”: as to any Term B-1 Lender, the obligation of such Lender, if any, to make a Term B-1 Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term B-1 Commitment” under such Lender’s name on such Lender’s Addendum. The original amount of the Term B-1 Commitment is $10,000,000.

“Term B-1 Lender”: each Lender that has a Term B-1 Commitment or that holds a Term B-1 Loan.

“Term B-1 Loan”: as defined in Section 2.1.

“Term B-2 Commitment”: as to any Term B-2 Lender, the obligation of such Lender, if any, to make a Term B-2 Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term B-2 Commitment” under such Lender’s name on such Lender’s Addendum. The original amount of the Term B-2 Commitment is $25,000,000.

“Term B-2 Lender”: each Lender that has a Term B-2 Commitment or that holds a Term B-2 Loan.

“Term B-2 Loan”: as defined in Section 2.1.

“Term Commitments”: collectively, the Term B-1 Commitment and the Term B-2 Commitment.

“Term Lender”: a Term B-1 Lender and/or a Term B-2 Lender, as applicable.

“Term Loan”: a Term B-1 Loan and/or a Term B-2 Loan, as applicable.

“Term Loan Termination Date”: November 20, 2008.

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Yen” or “¥”: the lawful money of Japan.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION	2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, (x) the Initial Term B-1 Lender severally agrees to make a term B-1 loan (a “Term B-1 Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term B-1 Commitment of such Lender and (y) each Term B-2 Lender agrees to make a term B-2 loan (a “Term B-2 Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of its Term B-2 Commitment. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower, notice of which shall be provided to the Administrative Agent and the Collateral Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Term Loan Borrowing . The Borrower shall give the Administrative Agent and the Collateral Agent an irrevocable notice of borrowing in the form of Exhibit L-1 hereto (which notice must be received by the Administrative Agent and the Collateral Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice from the Borrower, the Collateral Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3. Repayment of Term Loans. The Term Loans shall mature in ten (10) consecutive quarterly installments, commencing on June 30, 2006 and payable on the respective dates set forth below, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the percentage of the principal amount of the Term Loans outstanding on the thirtieth day after the Closing Date (after giving effect to any prepayment of Term Loans required under Section 4.2(d)), as set forth below opposite such installment payment date, and all remaining principal amounts outstanding under the Term Loans shall be payable on the Term Loan Termination Date:

Installment Payment Date	Percentage of Outstanding Term Loans
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
Term Loan Termination Date	All remaining principal

Notwithstanding the foregoing, if the Revolving Commitments are terminated prior to the Revolving Termination Date, the Term Loans shall be immediately due and payable on the date of such termination of the Revolving Commitments.

SECTION	3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent an irrevocable notice of borrowing in the form of Exhibit L-2 hereto (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.3 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Original Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is three days after the Original Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of

Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Not more than $15,000,000 of Revolving Loans were made on the Original Closing Date.

3.3. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Original Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the Original Closing Date. All such fees accrued and payable prior to the Closing Date have been paid.

(b) The Borrower has paid to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower has paid to Lehman Brothers Inc. and Bear, Stearns & Co. Inc. (on behalf of itself and General Electric Capital Corporation) fees in the amounts and on the dates previously agreed to in writing by the Borrower and Lehman Brothers Inc. and Bear, Stearns & Co. Inc.

3.4. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.5. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section

3.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or the Foreign L/C Usage would exceed the Foreign L/C Sublimit or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or Yen; provided, however, that a Letter of Credit will only be issued in Yen if, as of the proposed date of issuance of such Letter of Credit, the Issuing Lender determines, in its reasonable judgment (which shall be binding on all Revolving Lenders), that Yen are available in sufficient amount, at a reasonable cost and are otherwise freely convertible and exchangeable into Dollars, (ii) have a face amount of at least $50,000 or the Dollar Equivalent thereof (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) Schedule 3.5(c) contains a description of all letters of credit issued by any Lender pursuant to the Existing Credit Facility and which remained outstanding on the Original Closing Date (collectively, the “Existing Letters of Credit”) and sets forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the stated amount, (iv) the name of the beneficiary and (v) the expiry date. Each such letter of credit, including any extension thereof, shall constitute a “Letter of Credit” under, as defined in, and for all purposes of, this Agreement and shall be deemed issued on the Original Closing Date.

(d) Dollar Equivalent Calculation. For purposes of determining the Total Revolving Extensions of Credit and the L/C Obligations, Fleet National Bank shall determine the Dollar Equivalent of all issued and outstanding Letters of Credit denominated in Yen (a) on the date any such Letter of Credit is issued, (b) on any date any such Letter of Credit is drawn on, (c) on any Borrowing Date, (d) on the last Business Day of each Fiscal Quarter, (e) at any time a Default or Event of Default shall have occurred and be continuing and (f) on any other date designated by Fleet National Bank. Each Dollar Equivalent calculation shall remain in effect until recalculated by Fleet National Bank. Fleet National Bank shall promptly notify the Administrative Agent and the Borrower of each calculation of the Dollar Equivalent.

3.6. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the currency, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.7. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the aggregate amount of the undrawn and unexpired amount of each Letter of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender through the Administrative Agent for its own account a fronting fee which shall accrue at a rate of 0.250% per annum on the aggregate amount (calculated in Dollars using the Dollar Equivalent thereof in the calculation) of the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender through the Administrative Agent for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.8. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.9. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.10. Obligations Absolute. The Borrower’s obligations under Section 3.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION	4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. (a) Subject to clause (b) below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent and the Collateral Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and the borrowing pursuant to such notice has been made, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $500,000 and whole multiples of $100,000 in excess thereof and partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 and whole multiples of $1,000,000 in excess thereof.

(b) Each optional prepayment of Term B-1 Loans pursuant to Section 4.1(a) during the periods set forth below shall be accompanied by the prepayment premium, except to the extent such Term B-1 Loans are held by the Initial Term B-1 Lender (expressed as a percentage of the principal amount being prepaid) set forth opposite the applicable period below:

Period	Prepayment Premium
Closing Date – May 9, 2005	2.0%
May 10, 2005 – May 9, 2006	1.0%

; provided that the Borrower shall provide at least five (5) Business Days’ notice to the Administrative Agent and the Collateral Agent.

4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be issued or incurred by any Group Member other than Excluded Indebtedness, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and to the reduction of the Revolving Commitments (in the case of any reduction of the Revolving Commitments, by an amount equal to

100% of such Net Cash Proceeds not otherwise applied to prepay the Term Loans), in accordance with Section 4.2(c).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof on the date or dates of receipt of such Net Cash Proceeds, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments (in the case of any reduction of the Revolving Commitments, by an amount equal to 25% of such Net Cash Proceeds not otherwise applied to prepay the Term Loans), in accordance with Section 4.2(c). If Borrower delivers a Reinvestment Notice in respect of all or a specified portion of the Net Cash Proceeds, then (i) 100% of any portion of the Net Cash Proceeds received and not covered by such Reinvestment Notice shall be applied on the date of receipt of such Net Cash Proceeds toward prepayment of the Term Loans and the reduction of the Revolving Commitments (in the case of any reduction of the Revolving Commitments, by an amount equal to 25% of such Net Cash Proceeds not covered by such Reinvestment Notice and not otherwise applied to prepay the Term Loans), in accordance with in Section 4.2(c) and (ii) 100% of the Reinvestment Prepayment Amount shall be applied on the Reinvestment Prepayment Date toward prepayment of the Term Loans and reduction of the Revolving Commitments (in the case of any reduction of the Revolving Commitments, by an amount equal to 25% of such Reinvestment Prepayment Amount not otherwise applied to prepay the Term Loans), in accordance with Section 4.2(c).

(c) Amounts to be applied in connection with prepayments and Revolving Commitment reductions made pursuant to clause (a) or (b) of this Section 4.2 shall be applied, first, to the prepayment of the Term Loans until the Term Loans have been paid in full and, second, to reduce permanently the Revolving Commitments to the extent provided for in clause (a) and (b) above, as applicable. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Collateral Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent. The application of any prepayment pursuant to clause (a) or (b) of this Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under clause (a) or (b) of this Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. With respect to any mandatory prepayment, any Term Lender may elect in writing within two Business Days’ of receipt of notice of such prepayment from the Administrative Agent, to not have such prepayment applied to all or any portion of such Term Lender’s Term Loans; provided that to the extent such Term Lender so elects, it shall also specify in a written notice that, to the extent any other Term Lender refuses the application of any mandatory prepayment, whether it shall not accept any additional prepayment resulting therefrom or the extent to which it shall accept such mandatory prepayment. To the extent such mandatory prepayment shall have been first offered to each Term Lender (it being understood that in so doing, the Borrower shall have complied with its obligation to the Term Lenders set forth in this Section 4.2(c)), thereafter, so long as the Revolving Commitments are outstanding, any remaining prepayment amount shall be applied to repay outstanding Revolving Loans.

(d) If on the thirtieth calendar day after the Closing Date (the “Remaining Proceeds Repayment Date”), any proceeds from borrowings under the Term Loans have not been applied to repay Holdings Notes (and to pay any accrued and unpaid cash interest thereon and related fees and expenses) as contemplated by Section 5.16 and in accordance with the Amended and Restated Guarantee and Collateral Agreement (such proceeds, the “Remaining Proceeds”), an amount equal to 100% of the Remaining Proceeds shall be applied on the Remaining Proceeds Repayment Date, toward the prepayment of the Term Loans in accordance with this Section 4.2(d). Remaining Proceeds shall be applied, first, except as described below, to the prepayment of the Term B-2 Loans until the Term B-2 Loans have been paid in full and, second, to prepayment of Term B-1 Loans until the Term B-1 Loans have been paid in full; provided that notwithstanding the foregoing, for so long as the Initial Term B-1 Lender shall hold any Term B-1 Loans, prior to the application of such Remaining Proceeds to prepay Term B-2 Loans as described in first clause above, such Remaining Proceeds shall be applied to prepay Term B-1 Loans held by the Initial Term B-1 Lender. Each prepayment of the Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election in the form of Exhibit M hereto no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any

Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than twenty-two (22) Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that,

with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as provided in Sections 4.2(c) and (d)). Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date, in the case of a Revolving Lender, and the date hereof, in the case of a Term Lender:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied)) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Closing Date, in the case of a Revolving Lender, and the date hereof, in the case of a Term Lender, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied)) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied)) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such

Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied)), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. The Borrower agrees to indemnify the Agents and the Lenders (including their affiliates and their respective officers, directors, employees, advisors and agents) and to hold the Agents and the Lenders harmless from any loss or expense that such Agents or Lenders may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Agent or Lender) that would have accrued to such Agent or Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Agent or Lender shall be conclusive in the absence of manifest error; provided, that such default arising pursuant to clauses (a) and (b) above shall be cured upon payment by the Borrower of such amounts set forth in such certificate. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) withholds its consent in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.1, where the consent of the Required Lenders would have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, if such replacement financial institution will be a Revolving Lender, (vii) the replaced

Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest

Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION	5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheets of each of Holdings and the Borrower and their respective consolidated Subsidiaries as of March 31, 2003 (the “Pro Forma Balance Sheets”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the Senior Notes to be issued on the Original Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheets have been prepared based on the best information available to Holdings and the Borrower as of the date of delivery thereof, and present fairly on a Pro Forma Basis the estimated financial position of Holdings and the Borrower and their respective consolidated Subsidiaries as of March 31, 2003, assuming that the events specified in the preceding sentence had actually occurred as of such date.

(b) The audited consolidated balance sheets of each of Holdings and the Borrower as of December 31, 2003, December 31, 2002 and December 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Holdings and the Borrower as of such dates, and the consolidated results of their respective operations and consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of each of Holdings and the Borrower as of March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of each of Holdings and the Borrower as of such date, and the consolidated results of their respective operations and consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and subject in the case of unaudited financial statements to the absence of footnote disclosure). No Group Member has any material Guarantee Obligations, contingent liabilities, liabilities for taxes, any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof there has been no Disposition by Holdings or the Borrower or any of their respective Subsidiaries of any material part of its business or property other than the CCTV Sale.

5.2. No Change. Since December 31, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except as of the Original Closing Date only, to the extent such failure to be in good standing could not reasonably be determined to have a Material Adverse Effect), (b) has the requisite power and authority, and all material licenses, permits and authorizations, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority to enter into, deliver and perform the Loan Documents to which it is a party, to carry out the transactions contemplated thereby and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual

Obligation of any Group Member that is a party thereto, except as could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has good, sufficient and legal title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3 and, in the case of each Mortgaged Property, except as set forth in the title insurance policy delivered on the Original Closing Date with respect to such Mortgaged Property.

5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; except as set forth on Schedule 5.9, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim; and to the knowledge of Holdings and the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock”

within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender, the Administrative Agent or the Collateral Agent, Holdings and the Borrower will furnish to the Administrative Agent, the Collateral Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as set forth on Schedule 5.12, and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan has complied in all respects with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan has occurred, and (d) all contributions required to be made to Multiemployer Plans by the Borrower or any Commonly Controlled Entity have been made. No Lien in favor of the PBGC or a Plan has arisen during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent where such Reorganization or Insolvency could reasonably be expected to result in a Material Adverse Effect.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents, in each case as of the Original Closing Date. The Borrower shall from time to time from and after the Original Closing Date update Schedule 5.15 as necessary for this representation and warranty to continue to be accurate.

5.16. Use of Proceeds; Funding of Proceeds Collateral Account. The proceeds of the Revolving Loans made on the Original Closing Date, together with the net proceeds of the Senior Notes, were used to repay in full the Existing Credit Facility and the Sponsor Note, to repurchase Holdings Notes and to pay related fees and expenses, and the proceeds of Revolving Loans made thereafter shall be used, together with the proceeds of the Letters of Credit, for working capital needs, for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including Capital Expenditures and Permitted Acquisitions to the extent permitted by Sections 8.7 and 8.8, respectively, and to make Permitted Repurchases of Holdings Notes as provided in Section 8.6(o).

The proceeds of all Term Loans will be utilized to redeem, defease or otherwise retire all or a portion of the Holdings Notes at a weighted average purchase price not to exceed 106.5% (the “Premium Cap”) of the principal amount at maturity thereof plus accrued and unpaid cash interest thereon, if any, and to pay fees and expenses related to the Refinancing Transaction (a “Permitted Use”), in each case, on or prior to the thirtieth calendar day after the Closing Date, and if not so applied, to prepay the Term Loans as provided in Section 4.2(d). On the Closing Date, the full amount of the Term Loans shall be provided to the Borrower to be applied for a Permitted Use. During the period from and including the Closing Date through and including May 14, 2004, the Borrower shall deliver an Officer’s Certificate to the Administrative Agent promptly upon the application of proceeds of the Term Loans for a Permitted Use during such period. Such Officer’s Certificate shall be in substantially the form of Exhibit O hereto. To the extent that any proceeds of the Term Loans are not applied for a Permitted Use by the end of the fifth Business Day after the date of release to the Borrower, such proceeds shall be deposited into the Proceeds Collateral Account pursuant to Section 7.1 of the Amended and Restated Guarantee and Collateral Agreement, and thereafter such proceeds may only be released for a Permitted Use as provided for in such Section 7.1 of the Amended and Restated Guarantee and Collateral Agreement.

5.17. Environmental Matters. (a) The facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or give rise to liability under, any Environmental

Law, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) No Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that give rise to liability under, any applicable Environmental Law, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or the Borrower, threatened, with respect to liabilities arising under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any Environmental Law with respect to the Properties or the Business, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

(g) No Group Member has contractually or by operation of law assumed any liability of any other Person under Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) This Section 5.17 sets forth the sole representations and warranties of Holdings and the Borrower with respect to liabilities and compliance with all applicable Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above were, when prepared, based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of each Group Member contained in the Senior Note Documents are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent, the Collateral Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) The Amended and Restated Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to the following sentence. In the case of the Pledged Stock described in the Amended and Restated Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Amended and Restated Guarantee and Collateral Agreement, when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5.19(a), the Amended and Restated Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in (if and to the extent that a security interest may be so perfected under applicable laws by so filing at the offices specified on Schedule 5.19(a)), all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Amended and Restated Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral, Liens permitted by Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1(a) lists, as of the

Original Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $500,000.

5.20. Solvency. The Borrower, individually, and the Loan Parties, taken as a whole, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of Holdings and each Subsidiary Guarantor under the Amended and Restated Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of Holdings and such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Note Documents, the Holdings Note Documents, the Senior Subordinated Note Documents and the Permitted Sponsor Subordinated Debt Agreements, if any, and in each case, any amendments, supplements or modifications with respect to any of the foregoing.

5.24. Holdings. On the Original Closing Date, Holdings (a) was the owner of all of the outstanding Capital Stock of the Borrower and has not created or suffered to exist any Lien upon any property or assets owned by it, including, without limitation, the Capital Stock of the Borrower, other than the Liens created under the Security Documents and (b) was not engaged in any business or activity and does not own any assets or property other than the Capital Stock of the Borrower and Muzak Holdings Finance and performing its obligations under the Related Agreements and Additional Related Agreements to which it is a party.

SECTION	6. CONDITIONS PRECEDENT

6.1.A Conditions to Extensions of Credit on the Original Closing Date. The following conditions precedent were satisfied (or waived) on the Original Closing Date in connection with the agreement of each Lender to make the initial extension of credit requested to be made by it on the Original Closing Date:

(a) Loan Documents. The Administrative Agent received (i) the Original Credit Agreement, or, in the case of the Revolving Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person that was a Lender as of the Original Closing Date and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Existing Credit Facility; Senior Notes. The following transactions were consummated on the Original Closing Date, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

(i) the Borrower received at least $218,869,000 in net cash proceeds (net of original issue discount) from the issuance of the Senior Notes on terms and conditions reasonably satisfactory to the Joint Lead Arrangers and each of the Lenders; and

(ii) the Administrative Agent received evidence that the Existing Credit Facility was terminated and all amounts thereunder had been paid in full and arrangements had been made for the termination of all Liens granted in connection therewith, in each case on terms and conditions reasonably satisfactory to the Joint Lead Arrangers and each of the Lenders.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders received (i) the Pro Forma Balance Sheets, (ii) audited consolidated financial statements of Holdings and the Borrower for the 2002 and 2001 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings and the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements were available, and such financial statements did not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and the Borrower as reflected in such financial statements or projections provided to the Lenders.

(d) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby, and the continuing operations of the Group Members and the transactions contemplated hereby were obtained and were in full force and effect.

(e) Lien Searches. The Administrative Agent received and was reasonably satisfied with the results of a lien search in each of the state and county jurisdictions where assets of the Loan Parties were located and where any Loan Party’s principal place of business was located, and such search revealed no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Original Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees and Expenses. The Lenders and the Agents received all fees required to be paid, and all expenses for which invoices had been presented (including the reasonable fees and expenses of legal counsel), in each case, required to have been paid pursuant to the Original Credit Agreement on or before the Original Closing Date. All such amounts were paid with proceeds of Revolving Loans made on the Original Closing Date and were reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Original Closing Date.

(g) Closing Certificate. The Administrative Agent received (i) a certificate of each Loan Party, dated the Original Closing Date, substantially in the form of Exhibit C to the Original Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent received the executed legal opinion of Kirkland & Ellis, counsel to Holdings, the Borrower and their respective Subsidiaries, substantially in the form of Exhibit F-1 to the Original Credit Agreement. Such legal opinion covered such other matters incident to the transactions contemplated by the Original Credit Agreement as the Administrative Agent reasonably required.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), was in proper form for filing, registration or recordation.

(k) Mortgages, etc. (i) The Administrative Agent received a Mortgage with respect to each owned Mortgaged Property set forth on Schedule 1.1 to the Original Credit Agreement, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent received, and the title insurance company issuing the policy referred to in clause (iii) below received, any maps or plats of an as-built survey of the sites of the owned Mortgaged Properties set forth on Schedule 1.1 to the Original Credit Agreement then in the Borrower’s possession.

(iii) The Administrative Agent received in respect of each owned Mortgaged Property set forth on Schedule 1.1 to the Original Credit Agreement a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy (A) was in an amount reasonably satisfactory to the Administrative Agent; (B) was issued at ordinary rates; (C) insured that the Mortgage insured thereby created a valid first Lien on such owned Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) named the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) was in the form of ALTA Loan Policy—1970 (Amended 10/17/70 and 10/17/84) (or such other form reasonably acceptable to the Administrative Agent); (F) contained such endorsements and affirmative coverage as the Administrative Agent requested; and (G) was issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies that acted as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, had been paid.

(iv) The Administrative Agent received (A) a policy of flood insurance that (1) covered any parcel of improved real property that was encumbered by any Mortgage in respect of each owned Mortgaged Property set forth on Schedule 1.1 to the Original Credit Agreement, (2) was written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that was reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever was less, and (3) had a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower had received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the owned Mortgaged Properties.

(l) Solvency Certificate. Each of the Lenders received a solvency certificate substantially in the form of Exhibit K to the Original Credit Agreement executed by the chief financial officer of and on behalf of Holdings, which documented the solvency of the Loan Parties, taken as a whole, on the Original Closing Date, after giving effect to the financing contemplated thereby.

(m) Insurance. The Administrative Agent received and was reasonably satisfied with insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) Business Plan. Each of the Lenders received and was reasonably satisfied with a business plan and financial projections (including the applicable projected quarterly covenant compliance calculations) for fiscal years 2003 through 2007 and had an opportunity to complete detailed discussions regarding the business and prospects of the Borrower and its Subsidiaries for the applicable periods.

(o) Control Agreements. The Borrower executed and delivered control agreements subsequent to the Original Closing Date pursuant to Section 5.13 of the Guarantee and Collateral Agreement.

6.1.B Conditions to Initial Extension of Credit on the Closing Date. The Amended and Restated Loan Documents shall not become effective until, and the agreement of the Term Lenders to make the initial extension of credit requested to be made by them is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Amended and Restated Loan Documents. The Administrative Agent and the Collateral Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person that is a Lender as of the Closing Date and (ii) the Amended and Restated Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

In the event that any one or more Persons have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Term Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum).

(b) The Borrower shall have established the Proceeds Collateral Account with the Administrative Agent or its designee, for the benefit of the Collateral Agent, for the benefit of the Term Lenders, in accordance with Section 7 of the Amended and Restated Guarantee and Collateral Agreement and the Proceeds Account Control Agreement (as defined in the Amended and Restated Guarantee and Collateral Agreement) shall have been executed by the parties thereto and delivered to the Administrative Agent and the Collateral Agent.

(c) Fair Saleable Balance Sheet; Financial Statements. The Lenders shall have received (i) the Fair Saleable Balance Sheet, (ii) audited consolidated financial statements of Holdings and the Borrower for the 2003, 2002 and 2001 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings and the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and the Borrower as reflected in such financial statements or projections provided to the Lenders.

(d) Perfection Certificate/Lien Searches. The Collateral Agent shall have received a completed Perfection Certificate dated the Closing Date and signed on the Borrower’s behalf by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a lien search (covering the period from the date of the lien searches delivered in connection with the Original Credit Agreement through the date hereof) in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(e) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or, in the reasonable discretion of the Administrative Agent and the Collateral Agent, advisable in connection with the transactions contemplated hereby, and the continuing operations of the Group Members and the transactions contemplated hereby have been obtained and are in full force and effect.

(f) Fees and Expenses. The Term Lenders shall have received all fees required to be paid, and the Agents shall have received all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), in each case, required to be paid pursuant to or in connection with this Agreement in connection with the Refinancing Transaction on or before the Closing Date. All such amounts will be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent and the Collateral Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent and the Collateral Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent and the Collateral Agent shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower, Holdings and their respective Subsidiaries, substantially in the form of Exhibit F. The legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or the Collateral Agent may reasonably require.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received from the Administrative Agent (i) the certificates representing the shares of Capital Stock pledged pursuant to the Amended and Restated Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Amended and Restated Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k) Mortgages, etc. (i) The Collateral Agent shall have received, to the extent Mortgages were delivered in connection with the Original Credit Agreement, amendments to such Mortgages, in each case in form and substance satisfactory to the Collateral Agent, executed and delivered by a duly authorized officer of each party thereto.

(ii) With respect to each Mortgage, to the extent not previously delivered, the Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below shall have received, any maps or plats of an as-built survey of the sites of the owned Mortgaged Properties set forth on Schedule 1.1 currently in the Borrower’s possession.

(iii) The Collateral Agent shall have received in respect of each owned Mortgaged Property set forth on Schedule 1.1 a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Collateral Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such owned Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy-1970 (Amended 10/17/70 and 10/17/84) (or such other form reasonably acceptable to the Administrative Agent and the Collateral Agent); (F) contain such endorsements and affirmative coverage as the Administrative Agent or the Collateral Agent may reasonably request; and (G) be issued by title companies reasonably satisfactory to the Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) The Collateral Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage in respect of each owned Mortgaged Property set forth on Schedule 1.1, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the owned Mortgaged Properties.

(l) Solvency Certificate. Each of the Lenders shall have received a solvency certificate substantially in the form of Exhibit K executed by the chief financial officer of and on behalf of Holdings, which shall document the solvency of the Borrower, individually, and the Loan Parties, taken as a whole, on the Closing Date, after giving effect to the Refinancing Transaction.

(m) Insurance. The Collateral Agent shall have received and shall be reasonably satisfied with insurance certificates satisfying the requirements of Section 5.2(b) of the Amended and Restated Guarantee and Collateral Agreement.

(n) Business Plan. Each of the Term Lenders shall have received and shall be reasonably satisfied with a business plan and financial projections (including the applicable projected quarterly covenant compliance calculations) for fiscal years 2004 through 2008 and shall have had an opportunity to complete detailed discussions regarding the business and prospects of the Borrower and its Subsidiaries for the applicable periods.

(o) Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of and on behalf of the Borrower, which shall certify the Borrower’s compliance, after giving effect to the Refinancing Transaction, with the Senior Note Documents and the Senior Subordinated Note Documents.

(p) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct on and as of the Closing Date as if made on and as of the Closing

Date except that to the extent any representation and warranty specifically relates to an earlier date, such representation and warranty shall have been true and correct as of such earlier date.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date except that (x) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (y) to the extent any representation and warranty specifically relates to an earlier date, such representation and warranty shall have been true and correct in all material respects on and as of such earlier date except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on and as of such earlier date.

(c) Compliance with Consolidated Leverage Ratio. The Consolidated Leverage Ratio, determined as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 7.1 on a Pro Forma Basis after giving effect to the proposed borrowing, shall not exceed the maximum ratio set forth in Section 8.1 for such period.

(d) Cash Balances. The cash balance on hand of the Borrower and its Subsidiaries as of such date shall not exceed $10,000,000 (after giving effect to such extension of credit and the application of proceeds of such borrowing, which proceeds must be intended to be used within a reasonable period of time but excluding cash from the proceeds of the Term Loans deposited in the Proceeds Collateral Account to be used in accordance with Section 5.16).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION	7. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent, the Collateral Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, and (ii) an unaudited consolidating balance sheet of Holdings (or a footnote to the consolidated balance sheet of Holdings and its consolidated Subsidiaries) setting forth separately and in reasonable detail the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidating statements of income and cash flows for such fiscal year, certified by a Responsible Officer on behalf of Holdings; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Holdings, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods of the previous year as well as the Projections, certified by a Responsible Officer on behalf of Holdings, as being fairly stated in all material respects (subject to normal year-end audit adjustments); and (ii) an unaudited consolidating balance sheet of Holdings (or a footnote to the consolidated balance sheet of Holdings and its consolidated Subsidiaries) setting forth separately and in reasonable detail the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidating statements of income and cash flows for such periods, certified by a Responsible Officer on behalf of Holders and the Borrower.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and subject in the case of unaudited financial statements to the absence of note disclosure).

7.2. Certificates; Other Information. Furnish to the Administrative Agent, the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) and each Lender (or, in the case of clause (h), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer executed on behalf of Holdings or the Borrower, as applicable, stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during the period covered thereby has observed or performed all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate substantially in the form of Exhibit B hereto, containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings and the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent and the Collateral Agent, a listing of any applied for or registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated quarterly budget for the following fiscal year (including a projected consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of each fiscal year, the related consolidated and consolidating statements of projected cash flow, projected balance sheet and projected income and projected Consolidated Leverage Ratio, Consolidated Senior Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Interest Coverage Ratio and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer executed on behalf of Holdings and the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within 45 days after the end of each fiscal quarter of Holdings (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries, as applicable, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Holdings Note Documents, the Senior Note Documents, the Senior Subordinated Note Documents, any Permitted Sponsor Subordinated Debt Agreement or any Subordinated Indenture;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(g) concurrently with the delivery of financial statements pursuant to Sections 7.1(a) and (b), certifications by the chief executive officer and the chief financial officer or others delivered under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the Securities and Exchange Commission; and

(h) reasonably promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and (b) in the case of a claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such claim.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the ordinary conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and material Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as may customarily be carried or maintained under similar circumstances by companies engaged in the same or a similar business.

The Borrower shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to insurance substantially concurrently with each delivery of audited consolidated balance sheets of Holdings and its consolidated Subsidiaries.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books or records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives designated by any Lender to visit and inspect any of its properties and examine and make abstracts from any of its financial and accounting records, including any of the Borrower’s insurance policies specified in Section 7.5 above, all upon reasonable notice and reasonable times during normal business hours during the year and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

7.7. Notices. Promptly give notice to the Administrative Agent, the Collateral Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $100,000 or more and not covered by insurance and which could reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan or a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the

PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or a Multiemployer Plan where the event in (i) or (ii) has resulted or could reasonably be expected to result in a liability to the Borrower or a Commonly Controlled Entity in excess of $100,000; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions required for purposes of compliance in all material respects with Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9. Additional Collateral, etc. (a) With respect to any property acquired after the Original Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Amended and Restated Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property if and to the extent that a security interest may be perfected under applicable law, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Amended and Restated Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Original Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Collateral Agent) and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent or the Collateral Agent, as applicable, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent, as applicable.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Original Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Amended and Restated Guarantee and Collateral Agreement as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Amended and Restated Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Amended and Restated Guarantee and Collateral Agreement with respect to such new Subsidiary if and to the extent that a security interest may be perfected under applicable law, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Amended and Restated Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Original Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Amended and Restated Guarantee and Collateral Agreement as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein if and to the extent that a security interest may be perfected under applicable law, and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent or the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Collateral Agent.

7.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other material property or material assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Parties may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION	8. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Leverage Ratio
June 30, 2003	5.00 to 1.0
September 30, 2003	5.00 to 1.0
December 31, 2003	4.75 to 1.0
March 31, 2004	5.25 to 1.0
June 30, 2004	5.75 to 1.0
September 30, 2004	5.50 to 1.0
December 31, 2004	5.25 to 1.0
March 31, 2005	5.25 to 1.0
June 30, 2005	5.25 to 1.0
September 30, 2005	5.25 to 1.0
December 31, 2005	5.00 to 1.0
March 31, 2006	5.00 to 1.0
June 30, 2006 through and including March 31, 2008	4.75 to 1.0
June 30, 2008 and each fiscal quarter ended thereafter	4.50 to 1.0

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Interest Coverage Ratio
June 30, 2003 and each fiscal quarter ended thereafter	2.00 to 1.0

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Fixed Charge Coverage Ratio
Fiscal quarter June 30, 2003 through fiscal quarter ended September 30, 2003	1.0 to 1.0
Fiscal quarter December 31, 2003 through fiscal quarter ended September 30, 2004	0.90 to 1.0
Fiscal quarter December 31, 2004 through fiscal quarter ended September 30, 2005	0.95 to 1.0
Fiscal quarter December 31, 2005 through fiscal quarter ended June 30, 2006	1.00 to 1.0
Fiscal quarter September 30, 2006 and each fiscal quarter ended thereafter	1.05 to 1.0

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness or issue any Preferred Stock, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Wholly Owned Subsidiary Guarantor and (ii) of any Subsidiary to the Borrower or any other Wholly Owned Subsidiary Guarantor; provided that (A) all such Indebtedness shall be evidenced by promissory notes and shall be subject to a first priority lien pursuant to the Amended and Restated Guarantee and Collateral Agreement, (B) all such Indebtedness owed by the Borrower to any Wholly Owned Subsidiary Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or an intercompany subordination agreement that, in any such case, is reasonably satisfactory to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied), and (C) all such Indebtedness shall include provisions as to the waiver of any subrogation rights until after the Obligations have been paid in full;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness and Preferred Stock outstanding on the Original Closing Date and listed on Schedule 8.2(d) and any Permitted Refinancings thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by no Liens other than Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $9,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower and Muzak Finance in respect of (i) (x) the Senior Notes outstanding on the Original Closing Date in an aggregate principal amount not to exceed $220,000,000 and (y) Additional Senior Notes, Additional Senior Subordinated Notes and/or the Other Senior Subordinated Notes issued after the Original Closing Date, provided that (I) the Borrower shall be in compliance with the covenants contained in Section 8.1 on a Pro Forma Basis after giving effect to the issuance of such Additional Senior Notes as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 and (II) in the case of Additional Senior Notes, the Borrower’s Consolidated Senior Leverage Ratio as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 calculated on a Pro Forma Basis after giving effect to the issuance of such Additional Senior Notes shall be no greater than the Consolidated Senior Leverage Ratio immediately prior thereto, (ii) any Permitted Refinancings of any Indebtedness described in clause (i) and (iii) Guarantee Obligations of Holdings or any Subsidiary Guarantor in respect of such Indebtedness;

(g) Hedge Agreements permitted under Section 8.12;

(h) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $3,000,000 at any one time outstanding; provided that at no time shall such Indebtedness be held or beneficially owned by any Affiliate of the Borrower other than a Subsidiary of the Borrower;

(i) Deferred Management Fees, subject to Section 8.6(h);

(j) Indebtedness of Holdings or the Borrower in respect of Permitted Sponsor Subordinated Debt;

(k) Indebtedness of Holdings consisting of the obligation to repurchase membership interests of former officers and directors of Holdings; provided that the aggregate amount of such Indebtedness incurred by Holdings from the Original Closing Date shall not exceed the sum of (x) $2,000,000 and (y) any Capital Stock/Insurance Proceeds;

(l) contingent obligations under guaranties in the ordinary course of business of the obligations of suppliers, landlords, customers, franchisees and licensees of the Borrower and its Subsidiaries in an aggregate amount at any time not to exceed $1,000,000;

(m) contingent obligations of the Borrower or any of its Subsidiaries arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations of any such Person in connection with Asset Sales or Permitted Acquisitions permitted pursuant to Sections 8.5 and 8.8;

(n) Indebtedness of the Borrower or any of its Included Subsidiaries in respect of Permitted Seller Debt; provided that (i) the aggregate outstanding principal amount of all such Permitted Seller Debt shall not exceed $10,000,000 at any time, (ii) such Permitted Seller Debt shall be unsecured unless it initially represents 80% or more of the aggregate consideration for any Permitted Acquisition, (iii) if such Permitted Seller Debt initially represents 80% or more of the aggregate consideration for the applicable Permitted Acquisition and is secured, it shall (A) be evidenced by a Permitted Secured Seller Note and (B) be issued by an Acquisition Subsidiary, (iv) if such Permitted Seller Debt is unsecured, it shall be evidenced by a Permitted Unsecured Seller Note, (v) no more than ten Permitted Seller Notes shall be outstanding at any time, (vi) such Permitted Seller Debt shall mature no earlier than five years from the date of issuance thereof, (vii) no payment in respect of the principal of any such Permitted Seller Debt shall be required or made prior to January 1, 2004, (viii) no payment in respect of the principal of any Permitted Seller Debt shall be permitted to be made if such payment, together with all prior payments in respect of the principal of such Permitted Seller Debt, would exceed the aggregate amount of all payments that would have been made at or prior to such time in respect of such Permitted Seller Debt pursuant to the application of a straight line amortization schedule, (ix) payments in respect of the principal of and interest on Permitted Seller Debt shall not be payable more frequently than quarterly, (x) secured Permitted Seller Debt shall not bear cash interest at a rate in excess of the then current prime rate plus 2.0% per annum, (xi) unsecured Permitted Seller Debt shall not bear cash interest at a rate in excess of the then current prime rate plus 4.0% per annum, (xii) such Permitted Seller Debt shall be non-recourse to any Loan Party or any Loan Party’s assets (other than the Acquisition Subsidiary that is the obligor with respect thereto), and no other Loan Party shall guarantee any Obligation or otherwise incur any contingent obligation with respect to such Permitted Seller Debt, (xiii) the Borrower shall be in compliance with the covenants contained in Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2, (xiv) the Borrower shall provide the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) with no less than five Business Days’ prior written notice of any proposed incurrence of Permitted Seller Debt, (xv) commencing no less than five Business Days in advance of any proposed incurrence of Permitted Seller Debt, the Borrower shall provide the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) with drafts of all agreements, documents and information in connection with such proposed Permitted Seller Debt, including, without limitation, the proposed purchase agreement for the applicable Permitted Acquisition, the proposed Permitted Seller Note, and, if such

Permitted Seller Debt is to be secured, the proposed security agreement with respect to such security interest, and each such agreement and document shall be in form and substance reasonably satisfactory to the Administrative Agent, in consultation with the Collateral Agent, and shall provide the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) with a Compliance Certificate reasonably satisfactory to the Administrative Agent in consultation with the Collateral Agent, supporting its calculations under clause (xiii) above, and (xvi) the Borrower shall deliver to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) execution copies of each Additional Related Agreement that relates to any Permitted Seller Debt and all exhibits and schedules thereto prior to or as of the date of execution thereof (including, without limitation, copies of any opinions of counsel delivered to the parties in connection with such transaction, accompanied by a letter from each such counsel authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders, except in the case of any such legal opinion rendered by counsel to any Person other than a Loan Party to the extent such counsel has refused to deliver such a letter on the basis that it is inconsistent with such counsel’s internal policies);

(o) Holdings Preferred Stock; provided:

(i) (A) the terms of such Holdings Preferred Stock shall provide that no cash dividends shall be payable or paid thereon on or prior to May 20, 2006,

(B) such Holdings Preferred Stock shall not mature or provide for any repurchase or redemption thereof, in whole or in part, contingent or otherwise, on or prior to May 20, 2009 or upon the occurrence of an event described in Section 7(k); provided that the Borrower shall not be required to make any payments in respect thereof while any Obligations remain outstanding; and

(C) to the extent issued after the Original Closing Date the terms and conditions thereof shall be reasonably satisfactory to the Administrative Agent, in consultation with the Collateral Agent;

(ii) Holdings shall contribute the proceeds of such Holdings Preferred Stock to the Borrower as Equity Capital;

(iii) Holdings shall provide the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) with no less than five Business Days’ prior written notice of any proposed issuance of Holdings Preferred Stock;

(iv) commencing no less than ten Business Days in advance of any proposed issuance of Holdings Preferred Stock, Holdings shall provide the Administrative

Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) with drafts of all agreements, documents and information in connection with such proposed Holdings Preferred Stock, and each such proposed agreement and document shall be in form and substance reasonably satisfactory to Administrative Agent, in consultation with the Collateral Agent; and

(v) Holdings shall deliver to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied) execution copies of each Additional Related Agreement that relates to the Holdings Preferred Stock and all exhibits and schedules thereto prior to or as of the date of execution thereof (including, without limitation, copies of any opinions of counsel delivered to the parties in connection with such transaction, accompanied by a letter from each such counsel authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders, except in the case of any such legal opinion rendered by counsel to any Person other than a Loan Party to the extent such counsel has refused to deliver such a letter on the basis that it is inconsistent with such counsel’s internal policies).

Notwithstanding the foregoing, Electro may only become and remain liable with respect to Indebtedness if such Indebtedness is without recourse to any other Loan Party or its assets and does not exceed an aggregate outstanding principal amount of $2,200,000.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, levy, import, duty, assessment, charge or fee not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of tenders, government contracts, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other similar obligations incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of business and other minor defects or irregularities in title, in each case that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the Original Closing Date listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Original Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or a sublessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Permitted Seller Debt Liens incurred by an Acquisition Subsidiary as security for Permitted Seller Debt; provided that (i) such Permitted Seller Debt Liens shall only be permitted to the extent that such Liens will secure Permitted Seller Debt that initially represents 80% or more of the aggregate consideration of the applicable Permitted Acquisition, (ii) such Permitted Seller Debt Liens shall not at any time cover or encumber any assets or property other than the assets or property financed by the applicable Permitted Seller Debt or Liens securing receivables and/or inventory in the ordinary course of business in respect of such asset or property acquired, except that such Permitted Seller Debt Liens may extend to assets or properties that replace the original assets or properties so financed, (iii) such Permitted Seller Debt Liens shall not at any time cover or encumber any after-acquired property of the applicable Acquisition Subsidiary, except as set forth in clause (ii) with respect to replacement property, (iv) the Collateral Agent, for the benefit of the Lenders shall have (A) a valid and perfected Lien covering all assets and property transferred pursuant to a Permitted Acquisition in which Permitted Seller Debt was incurred if and to the extent that a Lien covering such assets and property may be perfected under applicable law and (B) a valid and perfected Lien covering all other property of the applicable Acquisition Subsidiary if and to the extent that a Lien covering such assets and property may be perfected under applicable law, and each Lien described in clauses (A) and (B) shall be prior to all Liens other than any Liens permitted by this

Section 8.3, and (v) the Borrower shall have delivered drafts and execution copies of all agreements and documents governing the terms and conditions of each such Permitted Seller Debt Lien as required by Section 8.2(n), and each such agreement and document shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (and in the case of the Collateral Agent only, if and for so long as the Minimum Condition is satisfied);

(k) any building code, zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) any attachment or judgment Lien not constituting a Default or Event of Default pursuant to Section 9, so long as such Lien could not reasonably be expected to have a Material Adverse Effect;

(m) Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $250,000 at any one time;

(q) purchase price deposits made in connection with Permitted Acquisitions; and

(r) matters that would be disclosed by an accurate survey or inspection of the property which would not have a material adverse effect on the operations, condition, value, occupancy or use of that property.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Included Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation and provided further that no Acquisition Subsidiary may merge or consolidate with or into the Borrower); and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory and the granting of licenses, in each case, in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) the Disposition of other property having a fair market value not to exceed (i) $1,000,000 in the aggregate for any fiscal year of the Borrower and (ii) $5,000,000 in the aggregate from the Original Closing Date;

(f) leases or subleases to other Persons of assets by the Borrower or any of its Subsidiaries in the ordinary course of business;

(g) licenses to other Persons of Intellectual Property by the Borrower or any Subsidiary thereof in the ordinary course of business;

(h) in connection with each Permitted Acquisition by the Borrower, the sale of acquired accounts located in the “territory” or other similar domain of a “Muzak” franchisee to such franchisee in accordance with, and to the extent required by, the terms of such franchisee’s franchise agreement;

(i) the Disposition or pledge of any Subsidiary’s Capital Stock to qualify directors to the extent required by applicable law; and

(j) the CCTV Sale.

8.6. Restricted Payments. (i) Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary, (ii) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, or make any payment in defeasance or repurchase of any Subordinated Indebtedness, Permitted Seller Debt or the Holdings Notes, whether in cash, securities, property or otherwise, or (iii) make any payment of any management, consulting, advisory or other similar fee and/or expense to any Affiliate of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) the Borrower may make regularly scheduled payments of interest in respect of the Senior Subordinated Notes (and any Permitted Refinancing thereof) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture (or the agreement governing the terms of any Permitted Refinancing thereof);

(c) beginning September 15, 2004, the Borrower may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to make payments of interest on the Holdings Notes and any Permitted Refinancing thereof; provided that (i) Holdings applies such amounts to the payment of such interest, (ii) after giving effect to such payment, the Borrower shall be in compliance with Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2, and (iii) such payments may only be made with respect to interest accruing on the Holdings Notes and any such Permitted Refinancing on and after March 15, 2004;

(d) Holdings may make payments of interest on the Holdings Notes and any Permitted Refinancing thereof with amounts received from the Borrower as described in clause (c) above;

(e) for so long as either Holdings or the Borrower, as applicable, is disregarded as an entity or is classified as a partnership under Treasury Regulations Section 301.7701 (but not a publicly traded partnership (as defined in Section 7704 of the Code) taxed as a corporation), in each case for U.S. income tax purposes, then Holdings or the Borrower, as applicable, may make Tax Distributions;

(f) the Borrower may make Restricted Payments to pay reasonable out-of-pocket expenses in connection with the Management Agreement;

(g) the Borrower may make Restricted Payment to Holdings in an aggregate amount not in excess of the sum of (x) $2,000,000 and (y) any Capital Stock/Insurance Proceeds (measured on a cumulative basis from the Original Closing Date) to permit Holdings to repurchase membership interests from former officers, directors and employees of Holdings or any of its Subsidiaries and Holdings may repurchase said membership interest with the payments so received;

(h) (i) the Borrower may accrue Management Fees payable in an aggregate not in excess of $300,000 multiplied by 1.05 raised to the power obtained by subtracting 1998 from the number of the calendar year in respect of each fiscal year, provided (A) the Borrower may not pay any such accrued Management Fees, or any interest thereon, in respect of a fiscal year unless and until the Borrower shall have delivered to the Administrative Agent, the Collateral Agent and each Lender a Compliance Certificate, together with consolidated audited financial statements, each in respect of such fiscal year setting forth the Borrower’s compliance with the terms hereof in respect of, and as at the end of, such fiscal year, (B) prior to the payment in full in cash of all of the Obligations, no payment in respect of any such accrued Management Fees (or any interest thereon) that were not payable as a result of clause (A) hereof or as a result of any Default or Event of Default (collectively, “Deferred Management Fees”) shall be required or made unless the Required Lenders shall otherwise agree, and (C) in all other respects Deferred Management Fees shall be subordinated to all of the Obligations on terms and conditions reasonably acceptable to the Required Lenders and (ii) the Borrower may pay in cash any Pre-Closing Deferred Management Fees;

(i) the Borrower and any Included Subsidiary may make regularly scheduled payments of interest and principal in respect of Permitted Seller Debt to the extent permitted by Section 8.2(n) and in accordance with the terms of, and only to the extent required by, and subject to the subordination and other provisions contained in, the applicable Permitted Seller Note, as any such Permitted Seller Note may be amended from time to time to the extent permitted under Section 8.9;

(j) beginning in the sixth year following the issuance of such Holdings Preferred Stock, the Borrower may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to make regularly scheduled dividend payments on the Holdings Preferred Stock, in accordance with the terms of, such Holdings Preferred Stock, provided that (i) Holdings applies such amounts to the payment of such dividends, (ii) after giving effect to such payment, the Borrower shall be in compliance with Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 and, in the case of the Consolidated Leverage Ratio, shall be in compliance by at least 0.25 to 1.0 on the same Pro Forma Basis, (iii) at the time of and after giving effect to such Restricted Payment, there shall be no Loans outstanding under this Agreement and the Borrower and its Wholly Owned Subsidiary Guarantors shall have not less than $5,000,000 of cash and Cash

Equivalents on hand and (iv) such dividend payments may only be made with respect to dividends accruing on the Holdings Preferred Stock from and after the sixth year following the issue date of such Holdings Preferred Stock;

(k) Holdings may make dividend payments on the Holdings Preferred Stock with amounts received from the Borrower described in clause (j) above;

(l) the Borrower may make Restricted Payments to (to the extent the issuer thereof in the case of Permitted Sponsor Subordinated Debt), and may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to, redeem, defease or otherwise retire either in whole or in part Permitted Sponsor Subordinated Debt, Holdings Notes and Holdings Preferred Stock (other than from the proceeds of a Permitted Refinancing thereof by the Borrower, which shall be governed by clause (n) below), provided that (i) Borrower or Holdings, as applicable, applies such amounts to such redemption, defeasance or retirement, (ii) after giving effect to such payment, the Borrower shall be in compliance with Section 8.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 and, in the case of the Consolidated Leverage Ratio, shall be in compliance by at least 0.25 to 1.0 on the same Pro Forma Basis and (iii) at the time of and after giving effect to such Restricted Payment, there shall be no Loans outstanding under this Agreement and the Borrower and its Wholly Owned Subsidiary Guarantors shall have not less than $5,000,000 of cash and Cash Equivalents on hand;

(m) Holdings may redeem, defease or otherwise retire Holdings Notes, Holdings Preferred Stock and any other Preferred Stock of Holdings with amounts received from the Borrower described in clause (l) above;

(n) (i) the Borrower may make Restricted Payments to Holdings equal to the net proceeds of any Additional Senior Notes and Additional Senior Subordinated Notes which constitute a Permitted Refinancing of the Holdings Notes and Holdings may redeem, defease or otherwise retire the Holdings Notes with the proceeds of any such Permitted Refinancing and (ii) the Borrower may redeem, defease or otherwise retire the Subordinated Notes with the proceeds of any Permitted Refinancing thereof;

(o) from and after the Original Closing Date, the Borrower may from time to time make Restricted Payments to Holdings of not more than $2,000,000 in the aggregate (whether or not from the proceeds of Loans) for the purpose of repurchasing Holdings Notes; provided that Holdings shall apply such amounts to repurchase Holdings Notes with within a reasonable period of time after receipt of such amounts (“Permitted Repurchases of Holdings Notes”); and

(p) on or prior to the thirtieth calendar day after the Closing Date and provided that no Default or Event of Default shall have occurred or be continuing or would result therefrom (x) the Borrower may make Restricted Payments to Holdings from the proceeds of the Term Loans which proceeds shall be applied by Holdings to redeem, defease or otherwise retire Holdings Notes (and to pay accrued and unpaid cash interest thereon, if any) and (y) Holdings may redeem, defease or otherwise retire Holdings Notes (and pay accrued and unpaid cash interest thereon, if any) with the proceeds of the Term Loans received from the Borrower pursuant to clause (x) above, subject in all cases to the Premium Cap.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $40,000,000 in any fiscal year; provided that, in connection with each Permitted Acquisition that is permitted pursuant to Section 8.8 and consummated during any fiscal year, the amount of permitted Capital Expenditures for such fiscal year and each subsequent fiscal year shall be increased by an amount equal to the product of (A) 3.5 and (B) the total monthly recurring revenue of such Permitted Acquisition (which, in the case of any such acquisition consummated on or prior to the fifteenth day of any month, shall be the total monthly recurring revenue for the second prior month immediately preceding such acquisition and, in the case of any acquisition consummated after such fifteenth day, shall be the total monthly recurring revenue for the prior month immediately preceding such acquisition) (the “Increased Expenditure Amount”); provided, further, that (x) the Increased Expenditure Amount for the initial fiscal year shall be prorated on an annualized basis from the date of each such acquisition for such fiscal year, but the total Increased Expenditure Amount for such acquisition shall increase the amount of permitted Capital Expenditures for each subsequent fiscal year, and (y) in connection with each such Permitted Acquisition, the Compliance Certificate delivered by the Borrower as set forth in the definition of “Permitted Acquisition” shall set forth in reasonable detail the calculation of the Increased Expenditure Amount for such Permitted Acquisition, and such calculation shall be reasonably satisfactory to the Administrative Agent, in consultation with the Collateral Agent in all respects.

Except as permitted pursuant to Section 8.8(h), the Borrower and its Subsidiaries shall not be permitted to make or incur any Capital Expenditures of any kind in any fiscal year in respect of any Subsidiary other than a Wholly Owned Subsidiary Guarantor. The aggregate annual amount of Capital Expenditures made or incurred by Electro in any fiscal year shall not exceed $300,000.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments in (i) accounts receivable arising and trade credit granted in the ordinary course of business and in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for all such Persons not to exceed $500,000 at any one time outstanding;

(e) Investments existing on the Original Closing Date and set forth on Schedule 8.8(e);

(f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments (including intercompany loans pursuant to Section 8.2(b)) by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(h) Investments by the Borrower in Electro in an aggregate annual amount not to exceed $300,000, provided that Electro shall apply the proceeds of any such Investment to make or incur Capital Expenditures permitted pursuant to Section 8.7;

(i) Capital Expenditures permitted by Section 8.7;

(j) Permitted Acquisitions, provided that (i) (A) if the Consolidated Leverage Ratio (determined on a Pro Forma Basis) as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 is equal to or greater than 3.50 to 1.00, then the aggregate consideration for any single acquisition or group of related acquisitions occurring in the current fiscal quarter shall not exceed $15,000,000 and the aggregate consideration for all acquisitions occurring in such current fiscal quarter and the three fiscal quarters ending with the fiscal quarter in respect of which such Compliance Certificate shall have been delivered shall not exceed $25,000,000 and (B) if the Consolidated Leverage Ratio (determined on a Pro Forma Basis) as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 is less than 3.50 to 1.00, then the aggregate consideration for any single acquisition or group of related acquisitions occurring in the current fiscal quarter and all acquisitions occurring in such current fiscal quarter and the three fiscal quarters ending with the fiscal quarter in respect of which such Compliance Certificate shall have been delivered shall not exceed $35,000,000 and (ii) immediately after giving effect to such Permitted Acquisitions, there shall be at least $10,000,000 of any combination of cash, Cash Equivalents and/or Loans available to be borrowed pursuant to Section 3.1 and the other provisions of this Agreement; and

(k) Investments in the form of Deferred Consideration related to the CCTV Sale.

8.9. Modifications of Certain Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Holdings Notes, the Senior Subordinated Notes or, in each case, any Permitted Refinancing thereof, or the Permitted Sponsor Subordinated Notes, the Permitted Seller Notes or any other Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Capital Stock to the extent that such amendment, modification, waiver, change, consent or agreement (i) would result in such Capital Stock becoming Disqualified Capital Stock, (ii) would result in a Default or Event of Default or (iii) would reasonably be expected to be materially adverse to the rights of any Lender or Agent hereunder; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” or its equivalent (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any other Subordinated Indebtedness.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided the foregoing restriction shall not apply, subject to each other covenant contained herein, to (i) the payment of Management Fees to the extent permitted by Section 8.6(h) and expense reimbursement to the extent permitted by Section 8.6(f), (ii) reasonable and customary fees paid to members of the board of managers (or similar governing body) of the Borrower or Holdings and their respective Subsidiaries and (iii) the repurchase of membership interests from former officers and directors of Holdings to the extent permitted by Section 8.6(g).

8.11. Sales and Leasebacks; Sale or Discount of Receivables. (a) Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, or (b) sell, directly or indirectly,

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with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) pursuant to and permitted by this Agreement and the other Loan Documents, (b) the Senior Note Indenture, the Senior Subordinated Note Indenture, the Holdings Note Indenture and any Holdings Preferred Stock, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary restrictions and conditions contained in agreements related to Permitted Seller Debt; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted under this agreement, and (e) customary provisions in leases and other contracts restricting assignment thereof in existence on the Original Closing Date or entered into consistent with past practice.

8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower, (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (d) as permitted by this Agreement and the other Loan Documents.

8.16. Lines of Business; Holdings. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or such other lines of business as may be consented to by the Required Lenders.

(b) Permit Holdings to (i) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created by the Security Documents to which it is a party or permitted pursuant to Section 8.3; (ii) engage in any business or activity or own any assets other than holding 100% of the Capital Stock of the Borrower and Muzak Holdings Finance and performing its obligations under the Loan Documents and, to the extent not inconsistent therewith, the Related Agreements and the Additional Related Agreements to which it is a party; (iii) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (iv) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (v) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower or Muzak Holdings Finance; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from any other Person.

8.17. Amendments to Certain Related Agreements. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Related Agreements or any Additional Related Agreement (other than the Employment Agreement) except for any such amendment, supplement or modification that becomes effective after the Original Closing Date and could not reasonably be expected to have a Material Adverse Effect.

SECTION	9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any installment of principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5, 5.7(b) or 7 of the Amended and Restated Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any installment principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $4,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $4,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien (other than by reason of a release of Collateral in accordance with the terms thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Amended and Restated Guarantee and Collateral Agreement shall cease, for any reason, other than satisfaction in full of all Obligations, to be in full force and effect (other than in accordance with its terms) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the voting power of the outstanding membership interests entitled to vote for the election of directors of Holdings (determined on a fully diluted basis); (ii) the managers of Holdings shall cease to consist of a majority of Continuing Managers; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower; or (iv) a Specified Change of Control shall occur; or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 8.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower; or

(m) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Amended and Restated Guarantee and Collateral Agreement, as the case may be, as provided in any Subordinated Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of such Subordinated Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION	10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan

Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent and the Collateral Agent receive such a notice from a Lender, the Administrative Agent shall give notice thereof to the Lenders, Holdings and the Borrower. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. If the Required Lenders shall direct the Collateral Agent to foreclose on the Collateral, any proceeds received therefrom by the Collateral Agent on behalf of the Secured Parties, shall be paid to the Administrative Agent for distribution thereof to the Lenders as recorded in the Register.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to its respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent or Collateral Agent. The Administrative Agent and/or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent and/or Collateral Agent, as applicable, shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint upon five Business Days notice to the Borrower from among the Lenders a successor agent or agents for the Lenders, which successor agent or agents shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent or agents shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, as applicable, and the term “Administrative Agent” and/or “Collateral Agent” shall mean such successor agent or agents effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s rights, powers and duties as Administrative Agent and/or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent and/or Collateral Agent, as applicable, by the date that is 10 days following a retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or the Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Either Co-Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as a Co-Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Co-Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Co-Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s and/or Collateral Agent’s resignation as Administrative Agent and/or Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and/or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. The Joint Lead Arrangers. The Joint Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12. Assignment of Security Interests and Liens. The Administrative Agent hereby assigns, conveys and sets over all of the security interests and liens granted to it pursuant to the Security Documents (as defined in the Original Credit Agreement) to the Collateral Agent, and the Collateral Agent hereby accepts such assignments.

SECTION	11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, modify the prepayment premiums set forth in Section 4.1(b), reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Amended and Restated Guarantee and Collateral Agreement, in each case without the written consent of all Lenders, or reduce any percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; (v) amend, modify or waive any provision of Sections 3.5 to 3.12 without the written consent of the Issuing Lender; (vi) amend, modify or waive any provision of Section 11.6 without the written consent of each Lender adversely affected thereby; (vii) amend, modify or waive any provisions of Section 8.2 or 8.3 to permit the incurrence of any Indebtedness secured by a Lien on any property or assets of Holdings or any of its Subsidiaries other than to the extent the incurrence of such Indebtedness and the incurrence of such Lien is permitted in accordance with the terms of such Sections as in effect on the Closing Date without the written consent of each Lender; or (viii) amend, modify, terminate or waive any provision of (X) Section 4.1 or 4.2 which has the effect of changing any voluntary or mandatory prepayments or Commitment (including, without limitation, the order of such payments between the Facilities) reductions applicable to Lenders participating in any Facility or (Y) this Agreement or any other Loan Documents which has the effect of adversely affecting the rights of any Lender participating in any Facility with respect to any Collateral (in each case, the “Affected Facility”), in each case, in a manner that disproportionately disadvantages such Lenders participating under a Facility relative to the Lenders participating in any other Facility without the written consent of the Majority Facility Lenders of the Affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 4.2 so long as the application of any prepayment or Commitment reduction still required to be made is not changed). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Muzak Holdings LLC 3318 Lakemont Boulevard Fort Mill, South Carolina 29708 Attention: General Counsel Telecopy: (803) 396-3357 Telephone: (803) 396-3000

with a copy to	ABRY Partners, LLC 111 Huntington Avenue, 30th Floor Boston, Massachusetts 02199 Attention: Peni Garber Telecopy: (617) 859-7205 Telephone: (617) 859-2959

with a copy to:	Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022-4611 Attention: John L. Kuehn, Esq. Telecopy: (212) 446-4900 Telephone: (212) 446-4800

The Borrower:	Muzak LLC 3318 Lakemont Boulevard Fort Mill, South Carolina 29708 Attention: General Counsel Telecopy: (803) 396-3357 Telephone: (803) 396-3000

with a copy to	ABRY Partners, LLC 111 Huntington Avenue, 30th Floor Boston, Massachusetts 02199 Attention: Peni Garber Telecopy: (617) 859-7205 Telephone: (617) 859-2959

with a copy to:	Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022-4611 Attention: John L. Kuehn, Esq. Telecopy: (212) 446-4900 Telephone: (212) 446-4800

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue, 8th Floor New York, New York 10167 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724

with a copy to:	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Attention: John Papachristos, Esq. Telecopy: (212) 269-5420 Telephone: (212) 701-3000

The Co-Syndication Agents:

Lehman Commercial Paper Inc.

Loan Portfolio Group

745 Seventh Avenue

New York, New York 10019

Attention: Frank P. Turner,

                    Senior Vice President

Telephone: (212) 526-1463

Email: fturner@lehman.com

and to:

Fleet National Bank

Media & Entertainment Group

100 Federal Street, 9th Floor

MA DE 10009D

Boston, Massachusetts 02110

Attention: Karen M. Kirley

Telecopy: (617) 434-8426

Telephone: (617) 434-2781

and to:

GECC Capital Markets Group, Inc.

c/o GE Corporate Financial Services

Global Media & Communications

201 Merritt 7

P.O. Box 5201

Norwalk, Connecticut 06856-5201

Attention: Christian Donohue

Telephone: (203) 956-4755

Telecopy: (203) 956-4559

The Collateral Agent and the Documentation Agent:

General Electric Capital Corporation

c/o GE Corporate Financial Services

Global Media & Communications

201 Merritt 7

P.O. Box 5201

Norwalk, Connecticut 06856-5201

Attention: Christian Donohue

Telephone: (203) 956-4755

Telecopy: (203) 956-4559

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the Collateral Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent and each Issuing Lender for all its actual and reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel to such Agent or such Issuing Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing

Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent or such Issuing Lender shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its actual and reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify and hold each Lender and Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the attention of: General Counsel (Telephone No. (803) 396-3000) (Telecopy No. (803) 396-3357), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent and the Collateral Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing

Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender not in accordance with this Section shall be null and void).

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (x) an assignment to any other Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person, in each case without regard to minimum amount of the assignment or (y) an assignment in a minimum amount of $1,000,000 to an Approved Fund (as defined below);

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment or any Affiliate of such Lender, in each case, without regard to the minimum amount of the assignment, (y) any assignment by the Administrative Agent (or its Affiliates) or (z) any assignment of Term Loans; and

(C) the Issuing Lender, provided that no consent of the Issuing Lender shall be required (x) for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment or any Affiliate of such Lender, in each case, without regard to the minimum amount of the assignment or (y) for any assignment of Term Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments from a Lender to another Lender or an affiliate of a Lender shall have a processing and recordation fee of $1,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment and Assumption, as the case may be, represents and warrants as of the Original Closing Date or as of the applicable effective date of such Assignment and Assumption, as applicable, that (i) it has experience and expertise in the making of commitments or investing in loans such as the Commitments and the Loans, as the case may be; and (ii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below and compliance with the terms and conditions set forth in this Section, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the rights and obligations assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the rights and obligations assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, and the Administrative Agent shall give prompt notice to the Borrower thereof. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.7 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but not including trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Notwithstanding the foregoing, any letter agreements by and between Holdings and/or the Borrower and the Agents and/or Lenders shall survive and be in full force and effect.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

11.12. Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority (notice of which shall be provided to the Borrower), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (notice of which shall be provided to the Borrower), (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18. Agreement Currency. The obligation of each Loan Party under this Agreement to make payments hereunder in United States Dollars (the “Agreement Currency”) shall not be discharged or satisfied by payment, including any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “Payment Currency”) except to the extent that such payment, tender or recovery of the Payment Currency results in the effective receipt by Lenders and the relevant Issuing Banks, as the case may be, of the full amount of the Agreement Currency payable under this Agreement and each Loan Party agrees to indemnify Lenders and the relevant Issuing Lender, as the case may be (and Lenders and the relevant Issuing Lender, as the case may be, shall have an additional legal claim), for any difference between such full amount and the amount effectively received by such Lenders and such Issuing Lender, as the case may be, pursuant to any such payment, tender or recovery. Each Lender’s and Issuing Lender’s determination of amounts effectively received by such Lender or Issuing Lender shall be presumed correct absent manifest error. The obligations of each Loan Party under this subsection shall survive the termination of this Agreement and the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination is hereof.

11.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MUZAK LLC

By:	/s/ Michael F. Zendon II

Name: Michael F. Zendon, II
Title: Vice President and General Counsel

MUZAK HOLDINGS LLC

By:	/s/ Michael F. Zendon II

Name: Michael F. Zendon, II
Title: Vice President and General Counsel

GECC CAPITAL MARKETS GROUP, INC., as Co-Syndication Agent

By:	/s/ Bhupesh Gupta

Name: Bhupesh Gupta
Title: Duly Authorized Signator

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:	/s/ Bram Smith

Name: Richard Bram Smith
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent

By:	/s/ Bhupesh Gupta

Name: Bhupesh Gupta
Title: Duly Authorized Signator

Annex A

PRICING GRID FOR REVOLVING LOANS AND COMMITMENT FEES

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	4.00%	2.75%	0.50%
II	3.75%	2.50%	0.50%
III	3.50%	2.25%	0.50%
IV	3.25%	2.00%	0.375%

The Applicable Margin for Revolving Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring upon receipt of the Borrower’s financial statements for the two full fiscal quarters of the Borrower after the Original Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 4.25 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.25 to 1.00.

A-1